Exhibit 10(s)

McDONALD’S CORPORATION
2012 OMNIBUS STOCK OWNERSHIP PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

EXECUTIVE OFFICERS

McDONALD’S CORPORATION (the “Company” or “McDonald’s”), hereby grants to the individual named in the chart below (the “Grantee”), the number of restricted stock units (“RSUs”) with respect to shares of the Company’s Stock set forth in the chart below. Each RSU represents the equivalent in value of one share of Stock. The RSUs shall vest upon satisfaction of performance and service conditions and/or in accordance with the termination provisions described below in this Performance-Based Restricted Stock Unit Award Agreement, including any Appendices (the “Agreement”). The RSUs shall be subject to the terms and conditions set forth in this Agreement and in the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan, as amended (the “Plan”).
The schedule of performance goals (“Performance Goals”) shall be established by the Committee not later than 90 days after the commencement of the Performance Period, provided that the outcome of the Performance Goals is substantially uncertain at the time the Committee establishes them. The schedule of Performance Goals shall be attached to this Agreement as Appendix A.
Capitalized terms not otherwise defined in this Agreement shall have the meaning provided in the Plan. The Plan is incorporated into, and made a part of, this Agreement.
Important Notice: To avoid cancellation of the RSUs, the Grantee must accept the RSUs on the terms and conditions on which they are offered, as set forth in this Agreement and in the Plan, by signing and returning this Agreement to the Corporate Executive Vice President - Chief People Officer, or his designee, no later than 60 days following the Grant Date specified in the chart below. If the Grantee fails to accept the RSUs in writing within this 60 day period, the RSUs will be cancelled.

The Grantee:
Target Number of RSUs (“Target Award”)
Grant Date:	February 13, 2019
Performance Period:	January 1, 2019 - December 31, 2021
Vesting Schedule: (other than on termination or change in control)	0% - 200% of the Target Award shall vest on the third anniversary of the Grant Date, as determined by achievement of the Performance Goals set forth in Appendix A.
Vesting Period	February 13, 2019 - February 13, 2022

1.Vesting of RSUs. As set forth in the chart above, if and to the extent the Performance Goals are achieved, the RSUs will vest on the third anniversary of the Grant Date (the “Vesting Date”), as long as the Grantee remains continuously employed by the Company or a Subsidiary until the Vesting Date, unless otherwise provided in Sections 5 or 10 below. The number of RSUs that shall vest will range from 0% to 200% of the Target Award, as determined by the extent to which the Performance Goals set forth in Appendix A to this Agreement are achieved. The Grantee will have no rights to the shares of Stock until the RSUs have vested. Prior to settlement, the RSUs represent an unfunded and unsecured obligation of the Company.

2.Settlement of RSUs. On the Vesting Date, or no later than 90 days thereafter, the Company will issue and deliver to the Grantee (at the Company’s sole discretion) either the number of shares of Stock equal to the number of vested RSUs or the cash equivalent value based on the New York Stock Exchange closing price of a share of Stock on the Vesting Date (or if the Vesting Date is a date on which the Stock is not traded, based on the closing price on the last date immediately preceding the Vesting Date on which the Stock was traded), subject to satisfaction of applicable tax and/or other obligations as described in Section 7 below and certification (in writing) by the Committee that the Performance Goals set forth in Appendix A have been attained. Notwithstanding the foregoing, (i) if the RSUs vest upon the Grantee’s Termination of Employment on account of death or Disability (within the meaning of Code Section 409A), the RSUs will be settled within 90 days of the Grantee’s Termination of Employment, and (ii) if the RSUs vest upon a Change in Control pursuant to Section 8(a) below, the RSUs will be settled as provided in Section 8(a) below, unless otherwise provided in Section 10 below. For purposes of the settlement timing provisions of this Section 2 and Sections 8 and 10 below, if the 60th or 90th day, as applicable, following the settlement event is not a business day, the vested RSUs will be settled on or prior to the business day immediately preceding the 60th or 90th day, as applicable.

3.Dividend Equivalents. Until such time as the RSUs vest in full, the Grantee shall be credited with an amount equal to all cash and stock dividends (whether ordinary or extraordinary) (“Dividend Equivalents”) that would have been paid to the Grantee if one share of Stock had been issued on the Grant Date for each RSU granted to the Grantee as set forth in this Agreement and that remains outstanding. In its discretion, the Company may reinvest any cash Dividend Equivalents into additional shares of Stock. Dividend Equivalents shall be subject to the same vesting restrictions, forfeiture and other conditions as the RSUs to which they are attributable and shall be paid, if at all, on the same date that the RSUs to which they are attributable are settled in accordance with Section 2 hereof. Dividend Equivalents that are held for the benefit of the Grantee shall be distributed in cash or in the discretion of the Company, in shares of Stock based on the closing price of a share of Stock on the Vesting Date.

4.Rights as a Stockholder. If the RSUs and any Dividend Equivalents are settled in shares of Stock, upon and following the date of such settlement, the Grantee shall be the record owner of the shares of Stock underlying the RSUs and any Dividend Equivalents unless and until such shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a stockholder of the Company including the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions, including transferability and vesting, as the underlying shares of Stock.

5.Termination of Employment. For purposes of this Section 5, the date of Termination of Employment will be the last date that the Grantee is classified as an employee in the payroll system of the Company or applicable Subsidiary, provided that in the case of a Grantee who is subject to U.S. federal income tax (a “U.S. Taxpayer”), the date of Termination of Employment will be the date that the Grantee experiences a “separation from service,” in accordance with the requirements of Code Section 409A. The Company shall have the exclusive discretion to determine when the Grantee is no longer employed for purposes of the RSUs and any Dividend Equivalents, this Agreement and the Plan. Subject to Section 8:

(a)Termination within Four Months of the Grant Date. If the Grantee has a Termination of Employment for any reason other than (i) death or Disability or (ii) to work for a developmental licensee, prior to the four-month anniversary of the Grant Date, the RSUs and any Dividend Equivalents will be immediately forfeited.

(b)Termination for Cause or Policy Violation. If the Grantee has a Termination of Employment for Cause, including on account of a Policy Violation (which means a termination resulting from the commission of any act or acts which violate the Standards of Business Conduct of the Company or a Subsidiary or any successor thereto (including underlying polices or policies specifically referenced therein), as the same is effect and applicable to the Grantee at of the time of the Grantee’s violation), as determined by the Committee or its delegee in its sole and absolute discretion, the RSUs and any Dividend Equivalents will be immediately forfeited.

(c)Termination on Account of Death or Disability. If the Grantee has a Termination of Employment on account of death or Disability (even during the first four months following the Grant Date), the Performance Goals requirement will be waived and 100% of the Target Award and any Dividend Equivalents will immediately vest upon such Termination of Employment (such date, if applicable, also a Vesting Date) and will be settled in accordance with Section 2 above, unless otherwise provided in Section 10(b) below.

For purposes of subsections (d) and (e) that follow, the term “Company Service” means the Grantee’s aggregate number of years of employment with the Company and any Subsidiary, including employment with any Subsidiary during the period before it became a Subsidiary.
(d)Termination with At Least 68 Years of Combined Age and Service. If the Grantee voluntarily terminates employment and (i) the Grantee’s combined age and years of Company Service is equal to or greater than 68, (ii) the Grantee provides four months advance written notice of his or her intention to terminate employment to both the Corporate Vice President - Global Total Rewards and the Grantee’s manager, (iii) the Grantee executes and delivers (and does not revoke) a release agreement satisfactory to the Company and (iv) the Grantee executes and delivers a non-competition agreement covering a period of 18 months in a form satisfactory to the Company as permitted by applicable law (as the Committee or its delegee may require):

(i)    In the event that Termination of Employment occurs on or after the four month anniversary of the Grant Date but prior to the 12 month anniversary of the Grant Date, 50% of the RSUs and their corresponding Dividend Equivalents shall be eligible for vesting to the extent the Performance Goals are achieved (and the remaining 50% and their corresponding dividend equivalents shall be forfeited); or
(ii)     In the event that Termination of Employment occurs on or after the 12 month anniversary of the Grant Date, all of the RSUs and Dividend Equivalents shall be eligible for vesting to the extent the Performance Goals are achieved.
Settlement of the vested RSUs and Dividend Equivalents vesting pursuant to (i) or (ii) above will occur in accordance with Section 2 above, unless otherwise provided in Section 10(a) or (b) below. If the Grantee executes and delivers a non-competition agreement, and then violates the provisions of that agreement, the Company may seek to administratively or judicially enforce the covenants under the non-competition agreement and any failure to enforce that right does not waive that right.

(e)Termination on Account of Special Circumstances or Disaffiliation of a Subsidiary. If the Grantee has a Termination of Employment due to Special Circumstances (which means, a Termination of Employment due to the Grantee becoming an owner-operator of a McDonald’s restaurant in connection with his or her Termination of Employment or a Termination of Employment by the Company or a Subsidiary without Cause) or a Disaffiliation of a Subsidiary (“Disaffiliation of a Subsidiary” means the Subsidiary’s ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary)) and (i) in the case of a Termination of Employment due to Special Circumstances only, the Grantee’s combined age and years of Company Service is equal to or greater than 48, (ii) the Grantee executes and delivers (and does not revoke) a release agreement satisfactory to the Company and (iii) the Grantee executes and delivers a non-competition agreement covering a period of 18 months in a form satisfactory to the Company as permitted by applicable law (as the Committee or its delegee may require), a pro-rata portion of the RSUs and any Dividend Equivalents, as determined in accordance with Section 6 below, shall be eligible for vesting to the extent the Performance Goals are achieved. Settlement of any of such vested RSUs and Dividend Equivalents will occur in accordance with Section 2 above, unless otherwise provided in Section 10(a) or (b) below.

(f)Termination with Company Approval to Work for a Developmental Licensee. If the Grantee has a Termination of Employment in order to work for a developmental licensee (even during the first four months following the Grant Date) and (i) the Company approves of the Grantee’s resignation, (ii) the Grantee executes and delivers (and does not revoke) a release agreement satisfactory to the Company and (iii) the Grantee executes and delivers a non-competition agreement covering a period of 18 months in a form satisfactory to the Company as permitted by applicable law (as the Committee or its delegee may require), all of the RSUs and any Dividend Equivalents shall be eligible for vesting to the extent the Performance Goals are achieved. Settlement of any of such vested RSUs and Dividend Equivalents will occur in accordance with Section 2 above, unless otherwise provided in Section 10(a) or (b) below. If the Grantee executes and delivers a non-competition agreement, and then violates the provisions of that agreement, the Company may seek to administratively or judicially enforce the covenants under the non-competition agreement and any failure to enforce that right does not waive that right.

(g)Any Other Reason. If the Grantee has a Termination of Employment for a reason other than those specified in Sections 5(a)-(f) above, all unvested RSUs and Dividend Equivalents shall be immediately forfeited.

(h)Selection of Rule. If the Grantee’s Termination of Employment is covered by more than one of the foregoing rules, the applicable rule that is the most favorable to the Grantee shall apply, except that (i) in the case of a Termination of Employment as described in Section 5(a), Section 5(a) shall apply; (ii) in the case of a Termination of Employment as described in Section 5(b), Section 5(b) shall apply; and (iii) in the case of a Termination of Employment as described in Section 5(f), Section 5(f) shall apply.

6.Pro-Rata Vesting Formula. The number of RSUs and any related Dividend Equivalents that shall vest on a pro-rata basis as the result of the Grantee’s Termination of Employment in accordance with Section 5(e) above is the number of RSUs and Dividend Equivalents as applicable determined to have been earned based on achievement of the Performance Goals multiplied by the number of months (counting partial months as whole months) from the Grant Date through the date of the Grantee’s Termination of Employment, divided by the total number of months between the Grant Date and the Vesting Date, as is illustrated below:

Number of Earned RSUs and Dividend Equivalents x Number of Months Worked in Vesting Period
______________________________________________________________
Total Number of Months in Vesting Period (36 months)

Any fractional share amount determined upon application of the above formula will be rounded up to the next whole share.

7.	Responsibility for Taxes.

(a)Grantee’s Liability for Tax-Related Items. Except to the extent prohibited by law, the Grantee acknowledges that, regardless of any action the Company or, if different, the Grantee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee or deemed by the Company or the Employer in their discretion to be an appropriate charge to the Grantee even if legally applicable to the Company or the Employer (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. The Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs and any Dividend Equivalents, including the grant, vesting or settlement of the RSUs and any Dividend Equivalents, the subsequent sale of any shares of Stock acquired as a result of such settlement and/or the receipt of any dividends after settlement; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs and any Dividend Equivalents to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Tax-Related Items Withholding Procedures. The Grantee authorizes the use of the withholding procedures set forth below in this subsection (b) to satisfy all Tax-Related Items obligations of the Company and/or the Employer that may arise upon the vesting of the RSUs and any Dividend Equivalents or any other taxable or tax withholding event. In the event that any amount of such Tax-Related Items cannot be satisfied by the means set forth in this subsection (b), the Grantee shall be required to pay such amount to the Company or the Employer. The Company shall not be required to issue or deliver the shares of Stock or the cash equivalent (if applicable) if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items. Further, the Company may withhold or account for Tax-Related Items by considering minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent.

(i)Stock Settlement. If the RSUs and any Dividend Equivalents are settled in shares of Stock and the Grantee is not subject to the short-swing profit rules of Section 16(b) of the 1934 Act, the Grantee authorizes the Company to satisfy the obligations with regard to all Tax-Related Items by withholding shares of Stock that would otherwise be issued upon settlement of the RSUs and any Dividend Equivalents. Alternatively, or in addition, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to Tax-Related Items by one or a combination of the following: (A) withholding from proceeds of the sale of shares of Stock acquired upon settlement of the RSUs and any Dividend Equivalents, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); or (B) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer. If the RSUs and any Dividend Equivalents are settled in shares of Stock and the Grantee is subject to the short-swing profit rules of Section 16(b) of the 1934 Act, the Company will withhold shares of Stock upon the relevant tax withholding event, unless the use of such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, in which case, the withholding obligation for any Tax-Related Items may be satisfied by one or a combination of methods (A) and (B) above.

If the obligation for Tax-Related Items is satisfied by withholding shares of Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock subject to the vested RSUs and Dividend Equivalents, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the applicable Tax-Related Items.
(ii)Cash Settlement. If the RSUs and any Dividend Equivalents are settled in cash, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligation for Tax-Related Items by withholding from the cash amount paid to the Grantee in settlement of the RSUs and any Dividend Equivalents, or from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer.

8.	Change in Control.

(a)Treatment of RSUs and Dividend Equivalents Upon a Change in Control. In the event of a Change in Control, notwithstanding any other provision of this Agreement, the Performance Goals requirement will be waived and 100% of the Target Award and the related Dividend Equivalents will immediately vest upon such Change in Control (such date, if applicable, also a Vesting Date) and be settled at such time or within 60 days after the Change in Control if (i) after such Change in Control, the Stock ceases to be publicly-traded and (ii) the Grantee does not receive Replacement Awards with respect to the RSUs and any Dividend Equivalents. Notwithstanding the foregoing, if the Change in Control does not qualify as a change in control for purposes of Code Section 409A, any RSUs and Dividend Equivalents held by a U.S. Taxpayer will be settled within 90 days following the earliest of (A) the Vesting Date or (B) the Grantee’s death or “disability” within the meaning of Code Section 409A.

(b)Termination After Change in Control. If the immediate vesting described in the preceding paragraph does not apply, but the Company or a Subsidiary terminates the Grantee’s employment for any reason other than Cause within two years following the Change in Control, the Performance Goals requirement will be waived and 100% of the Target Award and the related Dividend Equivalents will immediately vest upon such Termination of Employment (such date, if applicable, also a Vesting Date) and will be settled within 90 days of Termination of Employment in accordance with Section 2 above, unless otherwise provided in Section 10(b) below. Notwithstanding the foregoing, if the Change in Control does not qualify as a change in control for purposes of Code Section 409A, any RSUs and Dividend Equivalents held by a U.S. Taxpayer will be settled within 90 days following the earliest of (A) the Vesting Date or (B) the Grantee’s death or “disability” within the meaning of Code Section 409A.

9.Settlement Upon Death of the Grantee. In any case under this Agreement in which the RSUs and any Dividend Equivalents are to be settled following the Grantee’s death, the shares of Stock or cash due in settlement of the RSUs and any Dividend Equivalents shall be issued to (i) the Grantee’s personal representative or the person to whom the RSUs and any Dividend Equivalents are transferred by will or the applicable laws of descent and distribution, (ii) the Grantee’s beneficiary designated in accordance with Section 8 of the Plan, or (iii) the then-acting trustee of the trust described in Section 8(b) of the Plan.

10.Code Section 409A.

(a)Settlement Conditioned upon Termination Requirements. Notwithstanding any provision in this Agreement to the contrary (but except as provided in Section 10(b) hereof), in the event that (i) the vesting and settlement of RSUs and any Dividend Equivalents in connection with a Termination of Employment is conditioned on the Grantee’s execution and delivery of a release or a non-competition agreement and (ii) the settlement period commences in one calendar year and ends in the next calendar year (where the portion of the settlement period in the next calendar year contains at least one business day), the RSUs and any Dividend Equivalents held by a U.S. Taxpayer will be settled in the second calendar year.

(b)Specified Employee Termination of Employment. Notwithstanding any provision in this Agreement to the contrary, if the Grantee is a U.S. Taxpayer and a specified employee under the Company’s Specified Key Employee Policy (Grantees meeting both criteria are referred to herein as “Specified Employees”) on the date of the Grantee’s Termination of Employment, any settlement of the RSUs and any Dividend Equivalents that the Grantee is entitled to receive under this Agreement upon Termination of Employment will be made as follows:

(i)Settlement Due to Termination Pursuant to Section 5. If the Grantee’s Termination of Employment is covered by (1) Section 5(c) and the Grantee’s Disability does not constitute a “disability” for purposes of Code Section 409A, or (2) Sections 5(d) through 5(f), the RSUs and any Dividend Equivalents will be settled within 90 days following the later of (A) the Vesting Date and (B) the date that is six months after the Grantee’s Termination of Employment; however, in the event of the Grantee’s death, then upon the date of the Grantee’s death. For avoidance of doubt, if the Grantee’s Termination of Employment is covered by Section 5(c) and the Grantee’s Disability does constitute a “disability” for purposes of Code Section 409A, then the Grantee’s vested RSUs and any Dividend Equivalents will be settled within 90 days of the Grantee’s Termination of Employment.

(ii)Settlement Due to Termination After Change in Control. If the Grantee’s Termination of Employment is covered by Section 8(b), the RSUs and any Dividend Equivalents will be settled within 90 days following the later of (A) the Vesting Date and (B) the date that is six months after the Grantee’s Termination of Employment; however, in the event of the Grantee’s death, then upon the date of the Grantee’s death.

(c)No Company Liability. All RSUs and any Dividend Equivalents granted hereunder are intended to be compliant with Code Section 409A, and this Agreement and the Plan shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, this Agreement and the Plan may be amended at any time, without the consent of any party, to the extent that is necessary or desirable to satisfy any of the requirements under Code Section 409A, but the Company shall not be under any obligation to make any such amendment. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any Subsidiary based on matters covered by Code Section 409A, including the tax treatment of any amount paid or RSUs and any Dividend Equivalents granted under this Agreement, and neither the Company nor any of its Subsidiaries shall under any circumstances have any liability to the Grantee or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Code Section 409A.

11.	Repayment/Forfeiture.

(a)Compliance with Applicable Law and/or Company Clawback Policy. Any benefits the Grantee may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Grantee.

(b)Detrimental Conduct. Any RSUs and any Dividend Equivalents granted pursuant to this Agreement and the Plan are intended to align the Grantee’s long-term interests with the long-term interests of the Company. If the Company determines that the Grantee has (i) engaged in willful fraud that causes harm to the Company or any of its Subsidiaries or that is intended to manipulate the Performance Goals, either during employment with the Company or after such employment terminates for any reason or (ii) violated the provisions of a non-competition agreement (any such act shall be referred to as “Detrimental Conduct”), the Grantee shall be deemed to have acted contrary to the long-term interests of the Company. Accordingly, the following rules shall apply:

(i)In the event that the Company determines, in its sole and absolute discretion, that the Grantee engaged in Detrimental Conduct, the Company may, in its sole and absolute discretion, (A) terminate such Grantee’s participation in the Plan and/or (B) send a notice of recapture (a “Recapture Notice”) that (1) cancels all or a portion of any future-vesting or settling RSUs and Dividend Equivalents, (2) requires the return of any cash or shares of Stock received at settlement upon or after vesting of the RSUs and any Dividend Equivalents and/or (3) requires the reimbursement to the Company of any net proceeds received from the sale of any shares of Stock acquired as a result of such settlement and/or the receipt of any dividends after settlement.

(ii)The Company has sole and absolute discretion to take action or not to take action pursuant to this Section 11 upon determination of Detrimental Conduct, and its decision not to take action in any particular instance shall not in any way limit its authority to send a Recapture Notice in any other instance.

(iii)Upon vesting of any RSUs and Dividend Equivalents, the Grantee shall, if requested by the Company, certify on a form acceptable to the Company, that he or she is not, and has not previously been, engaged in Detrimental Conduct.

(iv)Notwithstanding any provision of this Section 11, if any provision of this Section 11 is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law; provided, that this Section 11 shall not apply in any manner to individuals subject to the laws of France.

(v)Any action taken by the Company pursuant to this Section 11 is without prejudice to any other action the Company, or any of its Subsidiaries, may choose to take upon determination that the Grantee has engaged in Detrimental Conduct.

(vi)This Section 11 will cease to apply after a Change in Control.

12.No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary for any period of specific duration or interfere with or restrict in any way the right of the Company or any Subsidiary, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause and with or without advance notice.

13.Governing Law and Choice of Venue. The RSUs and any Dividend Equivalents are governed by, and subject to, United States federal and Illinois state law (without regard to the conflict of law provisions) and the requirements of the New York Stock Exchange as well as the terms and conditions set forth in the Plan and this Agreement. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the RSUs and any Dividend Equivalents or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Illinois, agree that such litigation shall be conducted in the courts of DuPage County, Illinois, or the federal courts for the United States for the Northern District of Illinois, where this grant is made and/or to be performed.

14.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and/or require the Grantee to accept this grant of RSUs and any Dividend Equivalents or any future restricted stock unit grant by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if required by the Company, agrees to accept this grant and any future grant of RSUs and any Dividend Equivalents through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.Waiver. The waiver by the Company with respect to compliance of any provision of this Agreement by the Grantee shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.

17.Headings. The headings in this Agreement have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions of this Agreement.

18.Appendices. The Appendices constitute part of this Agreement. Notwithstanding the provisions in this Agreement, the RSUs and any Dividend Equivalents shall be subject to any special terms and conditions set forth in the Appendices to this Agreement.

19.Entire Agreement. This Agreement and the Plan reflect the exclusive agreement between the parties regarding the subject matter herein and supersedes any prior understandings or agreements, whether oral or written, in respect of such subject matter.

BY ACCEPTING THE RSUs, THE GRANTEE AGREES TO THE TERMS OF THIS AGREEMENT AND THE PLAN.

BY: _____________________________
PRINT NAME: ___________________
DATE: __________________________